Exhibit 99.1

ViaSat Announces Second Quarter Fiscal Year 2017 Results

●	Record Q2 FY2017 new contract awards and revenues of $586.1 million and $399.2 million respectively
●

Government Systems segment secured $385.6 million in new contract awards during the quarter and accumulated record backlog; increasing product and service revenues drove segment operating profit and Adjusted EBITDA to new highs

●	Satellite Services segment set record revenue level for the fifth consecutive quarter at $156.3 million with a 55% increase in operating profit and Adjusted EBITDA margins of over 47%
●	New contracts with commercial airline customers announced: Major North American airline, as well as European airlines Finnair and SAS
●	Record first half FY2017 operating cash flows of nearly $200.0 million support next-generation satellite platform investments
●	ViaSat-2 satellite nears construction completion and ready-to-ship date; first two ViaSat-3 class satellites on schedule with spacecraft preliminary design review scheduled for November 2016

CARLSBAD, Calif., November 8, 2016 – ViaSat Inc. (NASDAQ: VSAT), a global broadband services and technology company, today announced financial results for the fiscal second quarter ended September 30, 2016.

“We had a very strong second fiscal quarter. Our government business showed exceptional growth, satellite services continued to steadily increase earnings and revenues driven by ARPU gains and growth in in-flight Wi-Fi services and our record new contract awards are indicative of sustained demand for both our products and services,” said Mark Dankberg, ViaSat chairman and CEO. “For the first six months, Adjusted EBITDA grew twice the rate of revenue excluding the impact of R&D expenses associated with the internal development of our next-generation ViaSat-3 class satellite payloads. Continued earnings and operating cash flow growth demonstrated the attractive economics of our network in the residential and aero markets, where we now have contracts with eight commercial airlines globally, and we maintained strong positioning in key government sectors including tactical data links, broadband mobility and IP network security. The ViaSat-2 satellite is expected to ship before calendar year-end, and we’re making exciting early progress on our ViaSat-3 platform, which will significantly expand our bandwidth resources, lower our costs, increase our geographic footprint and expand our addressable markets as we position to deliver abundant, cost-effective broadband access on a global scale.”

Financial Results

(In millions, except per share data)	Q2 FY17	Q2 FY16	Year-Over-Year Change	First 6 Months FY17	First 6 Months FY16	Year-Over-Year Change
Revenues	$ 399.2	$ 353.3	13.0%	$ 762.3	$ 697.7	9.3%
Net income,1	$ 11.0	$ 4.9	123.2%	$ 12.9	$ 7.5	70.7%
Non-GAAP net income[1]	$ 20.3	$ 14.9	36.8%	$ 31.6	$ 27.0	17.2%
Adjusted EBITDA	$ 93.2	$ 86.5	7.7%	$ 173.4	$ 164.1	5.7%
Diluted per share net income[1]	$ 0.22	$ 0.10	120.0%	$ 0.26	$ 0.15	73.3%
Non-GAAP diluted per share net income[1]	$ 0.40	$ 0.30	33.3%	$ 0.63	$ 0.55	14.5%
Fully diluted weighted average shares	50.5	49.1	2.9%	50.4	49.0	2.9%

New contract awards	$ 586.1	$ 386.2	51.8%	$ 922.4	$ 691.7	33.4%
Sales backlog[2]	$ 1,091.4	$ 897.8	21.6%	$ 1,091.4	$ 897.8	21.6%

Segment Results

(In millions)	Q2 FY17	Q2 FY16	Year-Over- Year Change	First 6 Months FY17	First 6 Months FY16	Year-Over-Year Change
Satellite Services
New contract awards	$ 149.2	$ 127.6	16.9%	$ 291.0	$ 247.9	17.4%
Revenues	$ 156.3	$ 140.2	11.5%	$ 308.7	$ 272.6	13.2%
Operating profit[3]	$ 32.6	$ 21.0	54.7%	$ 63.4	$ 38.1	66.5%
Adjusted EBITDA	$ 73.9	$ 61.9	19.4%	$ 145.8	$ 116.5	25.2%

Commercial Networks
New contract awards	$ 51.3	$ 41.8	22.8%	$ 114.2	$ 88.0	29.8%
Revenues	$ 65.5	$ 66.4	(1.4)%	$ 131.0	$ 133.1	(1.6)%
Operating loss[3]	$ (40.9)	$ (22.3)	(83.2)%	$ (79.4)	$ (41.0)	(93.5)%
Adjusted EBITDA	$ (25.6)	$ (9.0)	(185.7)%	$ (49.8)	$ (15.1)	(230.3)%

Government Systems
New contract awards	$ 385.6	$ 216.8	77.8%	$ 517.2	$ 355.8	45.4%
Revenues	$ 177.4	$ 146.8	20.9%	$ 322.6	$ 292.0	10.5%
Operating profit [3]	$ 29.0	$ 19.7	47.4%	$ 47.0	$ 35.6	31.9%
Adjusted EBITDA	$ 44.7	$ 33.6	32.8%	$ 77.5	$ 62.5	23.8%

1 Attributable to ViaSat, Inc. common stockholders.

2 Amounts include certain backlog adjustments due to contract changes and amendments.

3 Before corporate and amortization of acquired intangible assets.

Companion Announcement from November 8, 2016:

●

Subsequent to the end of the second quarter of fiscal year 2017, ViaSat was selected by a North American airline to retrofit more than 500 aircraft from its existing, mainline domestic fleet with ViaSat’s highly advanced in-flight internet system. Installation under this contract is expected to begin in summer 2017.

Satellite Services

In the second quarter of fiscal year 2017, ViaSat’s Satellite Services segment recorded its fifth consecutive quarter of revenue growth, up 11% year-over-year. Operating profit increased 55% year-over-year to $32.6 million, and Adjusted EBITDA rose to $73.9 million, a 19% increase over the same period last year. Adjusted EBITDA margins also increased to over 47%, up 3% from the second quarter of fiscal year 2016. Profitable growth was driven by expanded residential services offerings, which drove higher Average Revenue Per User (ARPU), as well as an increase in the number of commercial aircraft that have installed ViaSat’s high-speed in-flight internet system. Highlights for the quarter include:

●

ViaSat served 686,000 residential subscribers at the close of the second quarter of fiscal year 2017, which was relatively flat compared to the 687,000 residential subscribers at the end of second quarter of fiscal year 2016.

●

Expanded residential broadband service offerings, including new premium service plans and value-added service bundles, drove ARPU in the residential broadband internet business to a new record high of $61.55, up $5.31 per subscriber or 9% on a year-over-year basis.

●	ViaSat continued to execute on its global strategy to deliver high-quality satellite-based in-flight internet to the commercial air market with new European contracts announced with Finnair and SAS.
●	At the close of the second quarter of fiscal year 2017, ViaSat’s in-flight internet service was deployed on 533 commercial aircraft.

Year-to-date, Satellite Services segment results reached record highs, with revenue growth of 13% to $308.7 million and an operating profit increase of 67% year-over-year to $63.4 million. Adjusted EBITDA of $145.8 million was up 25% over the same period last year.

Commercial Networks

ViaSat’s Commercial Networks segment, as anticipated, reflected higher investments in next-generation technologies. Quarterly revenues were down slightly compared to the same period last year. Research and development (R&D) expenses were up 63% year-over-year, primarily due to R&D expenses associated with internal development of the ViaSat-3 payloads and in expanding the commercial in-flight internet solution portfolio. As a result, segment operating losses were higher and Adjusted EBITDA was lower for the second quarter of fiscal year 2017, as compared to the same period last year. Highlights for the quarter include:

●

ViaSat-2 successfully completed environmental testing and end-to-end terminal compatibility testing between the satellite and ground system. ViaSat-2 is currently undergoing the final integration phase and is on schedule for completion. The satellite is expected to be ready to ship to the launch site in early December 2016.

●

One year into the ViaSat-3 program, the first two ViaSat-3 class satellites continued to be on schedule with spacecraft preliminary design review (PDR) planned for mid-November 2016. Engineering models of payload modules are running in laboratories at ViaSat’s Tempe, Arizona facility, and Boeing Satellite Systems continues to proceed on schedule with design and development of the satellite platform.

Year-to-date, Commercial Networks segment revenues were lower, operating loss was higher and Adjusted EBITDA was lower compared to the same period last year.

Government Systems

In the second quarter of fiscal year 2017, ViaSat’s Government Systems segment achieved record highs in revenues, as well as strong increases in operating profit and Adjusted EBITDA. Strong new government contract awards of $385.6 million pushed second quarter segment backlog to $670.0 million and total company-wide backlog to $1.1 billion – each marking a new record. Revenues increased 21% to $177.4 million compared to the prior year period, while operating profit grew significantly, up 47% to $29.0 million, and Adjusted EBITDA grew 33% to $44.7 million. Operating profit and Adjusted EBITDA expansion were driven by strong growth in cybersecurity and information assurance products, as well as tactical data links product revenues and government managed Wi-Fi services revenues. Highlights for the quarter include:

●

ViaSat was awarded a government contract for the Protected Tactical Service Field Demonstration, to develop a Protected Tactical Waveform modem and embedded cryptographic unit for wideband anti-jam communications across both government and commercial satellites.

●

Space and Naval Warfare Systems Command awarded ViaSat a sole source contract for engineering, technical services and hardware/software products in support of the U.S. Navy’s joint Ultra High Frequency military satellite communications system.

●	ViaSat introduced the first 100 Gbps Type 1 Ethernet encryptor, and achieved National Security Agency-certification for two new network encryptors.
●	NuWaves Engineering selected ViaSat to simulate the RF signal environment for the U.S. Army’s Joint Scalable Tactical Emulated Network.
●	ViaSat announced new service offerings to authorized Navy Exchange customers, including those located at Naval Station Guantanamo Bay in Cuba.
●

Industry research firm Frost and Sullivan named ViaSat top ‘Communications Contractor’ to the U.S. Department of Defense in its latest Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) report. ViaSat was also recognized in the Defense News Top 100 Defense Contractor list, having moved up 12 positions, with the highest organic growth of any U.S. defense company.

On a year-to-date basis, ViaSat’s Government Systems segment revenues grew 10% to $322.6 million. Operating profit increased 32% year-over-year to $47.0 million, generating Adjusted EBITDA of $77.5 million, a 24% increase over the same period last year.

Conference Call

ViaSat will host a conference call to discuss the second quarter of fiscal year 2017 results. Details follow:

DATE/TIME:	Tuesday, November 8, 2016 at 5:00 p.m. Eastern Time
DIAL-IN:	(877) 640-9809 in the U.S.; (914) 495-8528 international
WEBCAST:	investors.viasat.com.
REPLAY:

Available from 8:00 p.m. Eastern Time on Tuesday, November 8 until 11:59 p.m. Eastern Time on Wednesday, November 9 by dialing (855) 859-2056 for U.S. callers and (404) 537-3406 for international callers; conference ID 12129423.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to opportunities, growth and outlook for fiscal year 2017 and beyond; satellite construction and launch activities; the performance and benefits of our ViaSat-2 and ViaSat-3 class satellites; the expected completion, capacity, service, coverage, service speeds, availability and other features of our satellites, and the timing, cost, economics and other benefits associated therewith; international expansion plans; and the roll-out and uptake of products and services by, and services offered by, our airline partners as well as our commercial networks and government systems customers. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband satellite services on our anticipated timeline or at all; risks associated with the construction, launch and operation of our satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to consummate our proposed strategic partnership arrangement with Eutelsat and to realize the anticipated benefits thereof; our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. government; changes in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes on our ability to sell products and services; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason.

About ViaSat

ViaSat, Inc. (NASDAQ: VSAT) keeps the world connected. As a global broadband services and technology company, ViaSat ensures consumers, businesses, governments and military personnel have communications access – anywhere – whether on the ground or in-flight. The Company’s innovations in designing highest-capacity satellites and secure ground infrastructure and terminal technologies coupled with its international network of managed Wi-Fi hotspots enable ViaSat to deliver a best available network that extends the reach and accessibility of broadband internet service, globally. For more information, visit: www.viasat.com, or follow ViaSat on Facebook, Twitter, LinkedIn or YouTube.

Use of Non-GAAP Financial Information

To supplement ViaSat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income (loss) attributable to ViaSat Inc. and Adjusted EBITDA, measures ViaSat believes are appropriate to enhance an overall understanding of ViaSat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the Company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.

Copyright © 2016 ViaSat, Inc. All rights reserved. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners. ViaSat is a registered trademark of ViaSat, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Six months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Revenues:
Product revenues	$187,235	$163,660	$347,911	$332,008
Service revenues	211,923	189,670	414,377	365,700

Total revenues	399,158	353,330	762,288	697,708

Operating expenses:
Cost of product revenues	136,825	116,179	257,505	242,009
Cost of service revenues	134,241	124,595	261,823	242,204
Selling, general and administrative	77,224	73,351	156,624	144,458
Independent research and development	30,177	20,792	55,354	36,400
Amortization of acquired intangible assets	2,277	4,587	4,790	9,397

Income from operations	18,414	13,826	26,192	23,240
Interest expense, net	(4,079)	(6,098)	(8,890)	(11,986)

Income before income taxes	14,335	7,728	17,302	11,254
Provision for income taxes	3,596	2,808	4,406	3,815

Net income	10,739	4,920	12,896	7,439
Less: Net (loss) income attributable to the noncontrolling interest, net of tax	(280)	(16)	22	(105)

Net income attributable to ViaSat Inc.	$11,019	$4,936	$12,874	$7,544

Diluted net income per share attributable to ViaSat Inc. common stockholders	$0.22	$0.10	$0.26	$0.15

Diluted common equivalent shares	50,533	49,125	50,393	48,995

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

	Three months ended		Six months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
GAAP net income attributable to ViaSat Inc.	$11,019	$4,936	$12,874	$7,544
Amortization of acquired intangible assets	2,277	4,587	4,790	9,397
Stock-based compensation expense	12,657	11,574	25,418	22,283
Income tax effect	(5,631)	(6,240)	(11,470)	(12,251)

Non-GAAP net income attributable to ViaSat Inc.	$20,322	$14,857	$31,612	$26,973

Non-GAAP diluted net income per share attributable to ViaSat Inc. common stockholders	$0.40	$0.30	$0.63	$0.55

Diluted common equivalent shares	50,533	49,125	50,393	48,995

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

	Three months ended		Six months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
GAAP net income attributable to ViaSat Inc.	$11,019	$4,936	$12,874	$7,544
Provision for income taxes	3,596	2,808	4,406	3,815
Interest expense, net	4,079	6,098	8,890	11,986
Depreciation and amortization	61,822	61,118	121,820	118,429
Stock-based compensation expense	12,657	11,574	25,418	22,283

Adjusted EBITDA	$93,173	$86,534	$173,408	$164,057

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended September 30, 2016				Three months ended September 30, 2015
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$32,550	$(40,868)	$29,009	$20,691	$21,036	$(22,306)	$19,683	$18,413
Depreciation *	35,908	6,234	8,627	50,769	34,997	5,587	8,207	48,791
Stock-based compensation expense	2,423	5,184	5,050	12,657	2,566	4,698	4,310	11,574
Other amortization	2,986	3,824	1,966	8,776	3,254	3,053	1,433	7,740

Adjusted EBITDA before other	$73,867	$(25,626)	$44,652	92,893	$61,853	$(8,968)	$33,633	86,518

Other				280				16

Adjusted EBITDA				$93,173				$86,534

	Six months ended September 30, 2016				Six months ended September 30, 2015
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$63,417	$(79,399)	$46,964	$30,982	$38,077	$(41,039)	$35,599	$32,637
Depreciation *	71,248	12,026	17,267	100,541	67,377	11,285	16,334	94,996
Stock-based compensation expense	5,231	10,265	9,922	25,418	5,034	8,718	8,531	22,283
Other amortization	5,908	7,280	3,301	16,489	6,009	5,950	2,077	14,036

Adjusted EBITDA before other	$145,804	$(49,828)	$77,454	173,430	$116,497	$(15,086)	$62,541	163,952

Other				(22)				105

Adjusted EBITDA				$173,408				$164,057

*	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Condensed Consolidated Balance Sheet

(Unaudited)

(In thousands)

Assets	As of September 30, 2016	As of March 31, 2016	Liabilities and Equity	As of September 30, 2016	As of March 31, 2016

Current assets:			Current liabilities:
Cash and cash equivalents	$51,275	$42,088	Accounts payable	$97,783	$95,645
Accounts receivable, net	276,497	286,724	Accrued liabilities	186,407	184,344

Inventories	151,631	145,161	Total current liabilities	284,190	279,989
Prepaid expenses and other current assets**	49,302	47,583	Senior Notes, net**	575,352	575,304

Total current assets	528,705	521,556	Other long-term debt, net**	485,124	370,224
			Other liabilities	38,602	37,371

			Total liabilities	1,383,268	1,262,888

Property, equipment and satellites, net	1,539,588	1,385,107
Other acquired intangible assets, net	28,742	33,604	Total ViaSat Inc. stockholders’ equity	1,194,639	1,129,103
Goodwill	116,404	117,040	Noncontrolling interest in subsidiary	5,328	5,321

Other assets**	369,796	340,005	Total equity	1,199,967	1,134,424

Total assets	$2,583,235	$2,397,312	Total liabilities and equity	$2,583,235	$2,397,312

**	The Company adopted Accounting Standards Updated 2015-03 Interest — Imputation of Interest (ASC 835-30): Simplifying the Presentation of Debt Issuance Costs retrospectively during the first quarter of fiscal 2017 and resultantly reclassified unamortized debt issuance costs as a direct deduction from the carrying amount of the Senior Notes and other long-term debt for all periods presented.

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ViaSat, Inc. Contacts:
Investor Relations	Public Relations
Heather Ferrante	Chris Fallon
760-476-2242	760-476-2322
Heather.Ferrante@viasat.com	Chris.Fallon@viasat.com